Exhibit 99.2

                                                 Filed by Atlantic Realty Trust
                                 Pursuant to Rule 165 and Rule 425(a) under the
                               United States Securities Act of 1933, as amended

                                         Subject Company: Atlantic Realty Trust
                                                  Commission File No. 001-11455

                                                        Date: December 1, 2005



              Kimco Realty Corporation and Atlantic Realty Trust Announce

                                Merger Agreement

New Hyde Park, NY & New York, NY, December 1, 2005

Kimco Realty Corporation (NYSE: KIM) and Atlantic Realty Trust (NASDAQ: ATLRS) today announced that the two companies have entered into a definitive merger agreement.

Under the terms of the agreement, Kimco will acquire Atlantic Realty for $82.5 million plus the amount of Atlantic Realty's cash on hand at closing and certain agreed upon lease expenses less merger expenses and other liabilities, including certain liabilities under Atlantic Realty's tax agreement with Ramco-Gershenson Properties Trust. On the last business day prior to closing Atlantic Realty will declare a dividend in an amount necessary for Atlantic Realty to qualify as a REIT. The merger consideration will be paid in shares of Kimco common stock valued on the final full trading day immediately preceding the closing. Atlantic Realty currently estimates that as of today it has cash on hand and has incurred approved lease expenses of $9,667,000 and anticipates that it will have merger expenses and other liabilities for which it is responsible of at least $10,434,000. These amounts do not take into account the impact of future dividends, property cash flow or additional liabilities that may be incurred between now and the closing of the merger, none of which can be predicted with certainty. As a result, the exact merger consideration will not be finally determined until immediately prior to the closing. The merger is subject to approval by Atlantic Realty shareholders and to customary closing conditions.

About Kimco

Kimco, a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for over 45 years. Kimco owns and operates the nation's largest portfolio of neighborhood and community shopping centers with interests in 946 properties comprising approximately 127.0 million square feet of leasable space located throughout 43 states, Canada and Mexico. For further information refer to the Company's web site at http://www.kimcorealty.com.

About Atlantic Realty

Atlantic Realty Trust is a Maryland real estate investment trust formed for the purpose of liquidating its interests in real properties, its mortgage loan portfolio and certain other assets and


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liabilities which were transferred to Atlantic Realty from Ramco-Gershenson
Properties Trust. The Trust owns one retail property, the Hylan Plaza Shopping Center, located in Staten Island, New York

Forward Looking Statements

This release contains forward-looking statements, including statements regarding the transaction between Kimco and Atlantic Realty Trust. Such statements reflect management's best judgment as of this date, but they involve risks and uncertainties that could cause actual results to differ materially from those presented. Factors that could cause such differences include, without limitation: (1) the possibility that shareholder approvals may be delayed or denied or the other conditions to the transaction are not met; (2) the possibility that the transaction is never consummated, (3) changes in Atlantic Realty's cash position or the amount of its merger expenses and other liabilities, and (4) other factors described in Kimco's and Atlantic Realty Trust's recent filings with the Securities and Exchange Commission. Those factors or others could result, for example, in delay or termination of the transaction discussed above. Readers should carefully consider those risks and uncertainties in reading this release. Except as otherwise required by law, Kimco and Atlantic Realty disclaim any obligation to update any forward-looking statements included herein to reflect future events or developments.

Additional Information

In connection with the proposed transaction, Atlantic Realty will file a proxy statement with the Securities and Exchange Commission and Kimco will file a registration statement on Form S-4. Atlantic Realty stockholders should read the joint proxy statement-prospectus when it becomes available because it will contain important information about Atlantic Realty, Kimco and the proposed transaction. Investors can obtain the joint proxy statement-prospectus and other relevant documents, including the merger agreement relating to the proposed transaction, without charge at the SEC's internet website at http://www.sec.gov.

Proxies may be solicited on behalf of Atlantic Realty by members of its Board of Trustees and executive officers. Information about such persons can be found in Atlantic Realty's definitive proxy statement relating to its 2005 Annual Meeting of Stockholders, which is available without charge at the U.S. Securities and Exchange Commission's (SEC) internet website at http://www.sec.gov. Additional information regarding the interests of Atlantic Realty's directors and executive officers in the proposed merger will be included in the final joint proxy statement-prospectus.

Kimco Contact:                          Atlantic Realty Contact:
Scott G. Onufrey                        Edwin Frankel
Vice President - Investor Relations     Chief Financial Officer
516-869-7190                            212-702-8561